Exhibit 10.5

NYXOAH SA

Rue du Fond Cattelain 2

1435 Mont-Saint-Guibert

Register of Legal Entities Nivelles

VAT: BE 0817.149.675

(the “Company”)

2016 WARRANTS PLAN

1	Definitions

For the purposes of this Plan, the following terms shall have the following meaning:

“Articles of Association” means the articles of association of the Company.

“Beneficiary” means a person duly designated by the Holder, be it his spouse or his legal heirs, to exercise the rights of the Holder under this Plan after the decease of the Holder. Designation, revocation and re-designation of a Beneficiary shall be done in writing. In the absence of any valid designation, the heirs of the Holder will, in accordance with the applicable laws of inheritance, be deemed to be the Beneficiary. In case there are several heirs, all heirs acting jointly, or a person designated by all heirs acting jointly, will be deemed to be the Beneficiary.

“Board of Directors” means the board of directors of the Company.

“Change of Control” (Changement de contrôle ) has the meaning set out in the Articles of Association

“Common Share” means a common share (“Action Ordinaire”) in the Company.

“Company” means NYXOAH SA, a company limited by shares subject to Belgian law (“société anonyme” ), with registered office at Rue du Fond Cattelain 2, 1435 Mont-Saint-Guibert, Belgium and registered with the Register of Legal Entities (Nivelles) under number 0817.149.675.

“Control” (Contrôle) has the meaning set out in the Articles of Association.

“Controlling Shareholder” has the meaning as set out in Clause 7.

“Deemed Liquidation Event” means (i) sale, lease transfer, exclusive license or other disposition of all or substantially all of the Company’s assets (including for the avoidance of doubt the material intellectual property rights of the Company and its Subsidiaries (if any)) or Shares, in a single transaction or series of related transactions, (ii) transaction or series of transactions resulting in a Change of Control over the shareholding of the Company (meaning a transaction as a result of which a third party acquires the exclusive Control over the company), or (iii) merger, reverse merger or consolidation (with or into another entity) in which outstanding Shares of the Company or Subsidiary are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring company or its Subsidiary and in which the shareholders of the Company immediately prior to the transaction do not own a majority of the shares of the surviving entity.

“Eligible Warrants” has the meaning as set out in Clause 7.

“End of Mandate” means the effective date of the termination, for whatsoever reason, of (i) the employment contract between the concerned Holder and any Group Company, (ii) the director’s mandate exercised by the concerned Holder with any Group Company, or (iii) the services or other collaboration agreement between the concerned Holder and any Group Company. Such termination will not imply the “End of Mandate”, however, if the termination of the relationship with the concerned Group Company is accompanied by the simultaneous entering into of an employment agreement with another Group Company, by the simultaneous appointment as a director of another Group Company, or by the simultaneous entering into of a services agreement with another Group Company.

“Escrow Agent” has the meaning as set out in Clause 7.

“Exercise Period” means any of the periods during which, in accordance with Clause 6.2 of this Plan, the Holder can exercise Warrants granted to him/her so as to obtain Common Shares.

“Final Exercise Date” means the last date of the last Exercise Period.

“Group Companies” means the Company and its Subsidiaries from time to time.

“Holder” means a physical person or a legal entity to whom the Company has granted Warrants and who/that has completely or partially accepted these Warrants.

“IPO” means an initial public offering of the Company’s Shares.

“Israeli Participant” has the meaning as set out in Clause 7.

“ITA” has the meaning as set out in Clause 7.

“Liquidation Event” means a liquidation, dissolution, winding up or bankruptcy of the Company.

“Ordinance” has the meaning as set out in Clause 7.

“Plan” means this 2016 Warrants Plan regarding warrants issued by the Company.

“Rules” has the meaning as set out in Clause 7.

“Series A Preferred Shares” (“Actions Préférentielles de Catégorie A”) has the meaning set out in the Articles of Association.

“Series B Preferred Shares” (“Actions Préférentielles de Catégorie B”) has the meaning set out in the Articles of Association.

“Share” means any share in the Company irrespective of the series it belongs to (on the date of this Plan, either Common Shares, Series A Preferred Shares or Series B Preferred Shares).

“Subsidiary” has the meaning as set out in Article 6 of the Companies Code.

“Warrant” means a subscription right regarding a newly to be issued Common Share, issued and granted on the basis of this Plan.

2	Object and purpose of the Plan

Each Warrant shall entitle its Holder to subscribe for one (1) Common Share upon exercise of the Warrant, under the terms and conditions set out in this Plan.

In the framework of this Plan no more than one thousand five hundred (1,500) Warrants can be issued. Consequently, the Company can issue up to one thousand five hundred (1,500) Common Shares as a result of the exercise of the Warrants.

The purpose of this Plan is to advance the interests of the Company and its shareholders by enhancing the Group Companies’ ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company or any other Group Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company and its shareholders.

3	Granting and acceptance of the Warrants

The Warrants can be granted by the Board of Directors to employees, officers, directors (subject to the approval by the shareholders’ meeting regarding any Warrants granted to directors of the Company), consultants and advisors of any Group Company and any persons who have accepted an offer for employment or to provide professional services to a Group Company.

Warrants will primarily be granted to employees of the Group Companies. The Board of Directors will make sure that the number of Holders to whom Warrants will be granted but who are not an employee of a Group Company only will make up a minority of the total number of Holders.

The total number of Holders shall, in any event, be lower than 150.

Each Holder has the possibility to accept or to refuse the individual grant of Warrants by the Board of Directors. The acceptance of Warrants needs to be done in writing by checking the option acceptance, mentioning the number of accepted Warrants, on the answer form prepared for these purposes The answer form must be completed and signed by the Holder and be delivered to the Company within 60 days after the date of the grant, or prior to any earlier date stated therein. If the Holder does not accept in writing the offer of Warrants prior to the ultimate date stated in the answer form, he/she is deemed to have refused the offer of Warrants.

Notwithstanding the foregoing, the offering and acceptance of Warrants may also be included in a specific warrant agreement, or inserted in another agreement signed by the Company and the Holder.

Warrants that have been granted but that are refused by the Holder or that are not timely accepted in writing, shall become automatically null and void and cannot be offered again.

4	Terms and conditions of the Warrants

4.1	Warrant price

The Warrants shall be granted by the Company free of charge.

4.2	Vesting

4.2.1	When granting the Warrants, the Board of Directors may freely decide if, when and to which extent the attributed Warrants will effectively vest for the Holders.

4.2.2	Except as explicitly provided otherwise in this Plan and unless the Board of Directors decides otherwise at the time of the relevant grant of the Warrants and subject to the End of Mandate (i) one third of the Warrants granted to and accepted by a Holder (whereby fractions of Warrants shall be rounded down) shall be deemed definitively vested on the date of the granting of the Warrants, (ii) one third of the Warrants granted to and accepted by a Holder (whereby fractions of Warrants shall be rounded down) shall be deemed definitively vested on the first anniversary of the date of the relevant grant of the relevant Warrants, and (iii) the remainder of the Warrants granted to and accepted by a Holder shall be deemed definitively vested on the second anniversary of the date of the relevant grant of the relevant Warrants.

4.2.3	The Board of Directors (subject to the approval by the shareholders’ meeting regarding any Warrants granted to directors of the Company) can also decide to modify the vesting conditions after the granting of Warrants, provided that the rights of the Holder may not be restricted without the latter’s consent. Prior to the End of Mandate, the Board of Directors will, for example, in mutual agreement with the Holder, be able to allow that all or a part of the Warrants that have not yet definitively vested at the End of Mandate, are definitively vested.

4.3	Exercise price

The exercising price of each Warrant is equal to the market value of one Common Share at the time of granting of the Warrants as determined by the Board of Directors and confirmed by the Company’s auditor (“commissaire”) or, if the Company has not appointed an auditor, an ad hoc auditor (“réviseur d’entreprise”) or external accountant (“expert-comptable externe”) designated by the Board of Directors, provided that the exercise price of one (1) Warrant cannot be lower than two thousand five hundred eighty-five euro and thirty-two eurocent (EUR 2,585.32).

Upon exercise, the portion of the exercise price up to the par value of the existing Shares (being EUR 2,004,255.29 / 19,336) needs to be recorded as capital. The portion of the exercise price exceeding the par value of the existing Shares needs to be recorded on a separate account unavailable for distribution called “Issuance premiums”.

4.4	Duration of the Warrants

4.4.1	The Warrants have a duration of ten (10) years as from the date of the extraordinary shareholders’ meeting of the Company deciding on the issuance of the Warrants, unless the Board of Directors decides otherwise at the time of the relevant grant of the Warrants.

4.4.2	Any Warrant shall immediately become automatically null and void if not exercised in accordance with the modalities provided for in this Plan (i) within ten (10) years after the date of the issuance of the Warrant, (ii) prior to a bankruptcy of the Company, (iii) in case of a Liquidation Event other than bankruptcy, prior to the effective date of such Liquidation Event, or (iv) in case of a Deemed Liquidation Event, prior to the completion of such Deemed Liquidation Event, unless the Board of Directors decides otherwise at the time of the relevant grant of the Warrants.

4.5	Nature

The Warrants are and will remain registered. They will be recorded in the register of warrant holders, which will be kept by the Company at the registered office, mentioning the identity of each Holder and the number of Warrants held by such Holder.

4.6	Adjustments

4.6.1	Modification of the Company’s capital structure

Contrary to Article 501 of the Companies Code and without prejudice to the exceptions provided for by law, the Company shall retain the right to take decisions and close transactions that could have an influence on its capital, the distribution of profit or the liquidation bonuses, or that could possibly have another influence on the Holders’ rights, except if such decisions or transactions only are aimed at diminishing the Holders’ benefits.

In case the rights of the Holder are affected by such decision or transaction, the Holder will not be entitled to a modification of the exercise price or the exercise conditions, nor to any other form of financial or other compensation. The Board of Directors may, at its own discretion, make amendments to the number of Common Shares to which one Warrant relates and/or to the exercise price, however. As soon as reasonably possible, the Company will inform the Holder of any such amendment by way of a written notification.

4.6.2	Reorganizations of Shares

In the event that the Company shall (i) sub-divide its Shares into a larger number of Shares, (ii) combine its Shares into a smaller number of Shares, (iii) increase or decrease the number of Shares by a reclassification of Shares (without an increase or decrease of the Company’s share capital), then the number of Shares to be issued upon exercise of the Warrant after the occurrence of one of such events shall be adjusted (if and to the extent required) so that, after giving effect to such adjustment, the Holder of the Warrant shall be entitled to receive the number of Common Shares upon exercise of the Warrant that such Holder would have owned or have been entitled to receive had this Warrant been exercised immediately prior to the occurrence of the event concerned An adjustment made pursuant to this Clause 4 6,2 shall become effective immediately after the effective date of the event concerned. The Company shall inform the Holders of such adjustment by means of a notice as soon as practicable after the effective date of the event concerned.

4.6.3	Mergers de-mergers

In the event that there shall be (i) a merger (“fusion”) of the Company with or into another person or entity whereby the Company is not the surviving entity, or (ii) a de-merger (“scission”) of the Company. whereby in both (i) and (ii) the Shares of the Company are exchanged into shares, other securities, cash or other property of one or more other persons, then the Common Shares to be issued upon exercise of the Warrant after the occurrence of one of such events shall be adjusted (if and to the extent required) so that, after giving effect to such adjustment, the Holder of the Warrant shall upon exercise of the Warrant be entitled to receive the number of shares, other securities, cash or other property of the successor or acquiring persons that such Holder would have owned or have been entitled to receive had this Warrant been exercised immediately prior to the occurrence of the event concerned. An adjustment made pursuant to this Clause 4.6.3 shall become effective immediately after the effective date of the event concerned. The Company shall inform the Holders of such adjustment by means of a notice as soon as practicable after the effective date of the event concerned.

5	End of Mandate - Transfer of the Warrants - Adjustments

5.1	End of Mandate

5.1.1	Unless the Board of Directors decides otherwise upon granting of the Warrants, at the End of Mandate of a Holder:

(i)	all Warrants that have been granted to such Holder but have not yet vested in accordance with this Plan, shall become automatically null and void, unless, prior to the End of Mandate, it is expressly agreed otherwise in writing between the Company and the Holder in accordance with Clause 4.2.3 of this Plan; and

(ii)	all Warrants that have been granted to such Holder and have vested in accordance with this Plan, shall remain with such Holder for a period of 3 months after the End of Mandate and all Warrants that are not exercised prior to the expiry of such 3 months’ period shall become automatically null and void.

5.1.2	Notwithstanding Clause 5.1.1 of this Plan if the agreement or other relationship between the Holder and a Group Company is terminated for “cause”, all unexercised Warrants (even those already vested) that have been granted to such Holder shall become automatically null and void at the End of Mandate of such Holder. For the purposes of this Clause 5.1.2_ “cause” means wilful misconduct by the Holder or wilful failure by the Holder to perform his/her responsibilities to the Group Company (including. without limitation, breach by the Holder of any provision of any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between the Holder and the Group Company) as determined by the Company which determination shall be conclusive. The Holder shall be considered to have been discharged for “cause” if the Company determines, within 30 days after the Holder’s resignation, that discharge for cause was warranted.

5.2	Member of the group

Unless the Board of Directors decides otherwise, all Warrants that have not yet vested in accordance with Clause 4.2 of this Plan shall become automatically null and void in case the company (other than the Company), of which the Holder is an employee, officer, director, consultant or advisor, is no longer Controlled by the Company.

5.3	Disability

5.3.1	If a Holder becomes fully disabled prior to the Final Exercise Date, all Warrants of the disabled Holder that have vested already in accordance with Clause 4.2 of this Plan prior to the date on which he/she became fully disabled shall immediately become exercisable until the first anniversary of the date on which the relevant Holder became fully disabled. All such Warrants that have not been exercised (or could not yet be exercised) in accordance with the modalities defined in this Plan prior to the first anniversary of the date on which the relevant Holder became fully disabled shall become automatically null and void.

5.3.2	All Warrants that have not yet vested in accordance with Clause 4.2 of this Plan prior to the date on which the relevant Holder became fully disabled shall become automatically null and void.

5.4	Decease

5.4.1	If a Holder deceases, all Warrants of the deceased Holder that have vested already in accordance with Clause 4.2 of this Plan at the time of his/her decease, are transferred to the Beneficiaries of the Warrant Holder, and they shall immediately become exercisable until the first anniversary of the decease of the relevant Holder. All such Warrants that have not been exercised (or could not yet be exercised) in accordance with the modalities defined in this Plan prior to the first anniversary of the decease of the relevant Holder shall become automatically null and void.

5.4.2	All Warrants that have not yet vested in accordance with Clause 4.2 of this Plan at the time of the decease of the Holder shall become automatically null and void_

5.5	Transferability

5.5.1	Unless the Board of Directors decides otherwise, the Warrants are not transferable inter vivos once they have been granted to a Holder, and may not be pledged or encumbered with any security, pledge or other right in rem in any other way, either voluntarily, by operation of law or otherwise.

5.5.2	Warrants that have been pledged or encumbered in violation of the preceding, shall become automatically null and void.

6	Exercise of the Warrants

6.1	General

6.1.1	The Warrants can only be exercised by the Holder if they have effectively vested pursuant to Clause 4.2 of this Plan and in accordance with any additional exercise restrictions decided by the Board of Directors upon the respective grant of the Warrants. The Warrants that consequently become exercisable must be exercised in accordance with the exercise modalities provided for in this Plan.

6.1.2	In case the Warrants, that are not yet exercisable in accordance with the terms and conditions of the Plan. become prematurely exercisable in accordance with Article 501 of the Companies Code and are effectively exercised in accordance with such Article, the Common Shares that are issued as a result of such exercise will not be transferable until the moment that the Warrants would have been exercisable pursuant to the terms and conditions of the Plan. unless express approval is obtained from the Company and without prejudice to any other applicable share transfer restrictions (including, but not limited to, those set out in the Articles of Association).

6.1.3	In case Warrants that are effectively vested would not be exercised on the last day of the last Exercise Period during the duration of the Warrants as set out in Clause 4.4 of this Plan, such Warrants shall become automatically null and void.

6.2	Warrant Exercise Period

6.2.1	Without prejudice to Clause 6.1.1 of this Plan,

(i)	Warrants may be exercised during the following periods:

-       from 1 to 31 March; and

-       from 1 to 30 September,

of each year during which they are valid and exercisable; and

(ii)	in the event of the End of Mandate of a Holder, such Holder can exercise his/her Warrants during a period of 3 months following the End of Mandate.

Within the legal boundaries, the Board of Directors can decide to amend the Exercise Periods, however, without being able to shorten them.

The exercise of the Warrants at the exercise price is unconditional.

6.2.2	Liquidation Event, Deemed Liquidation Event or IPO

Notwithstanding Clauses 4.2, 6.1.1 and 6.2.1 of this Plan, and unless the Board of Directors decides otherwise at the time of the relevant grant of the Warrants, the Warrants will immediately vest and be exercisable during at least ten (10) business days (i) prior to the effective date of a Liquidation Event other than bankruptcy, (ii) prior to the completion of a Deemed Liquidation Event, and (iii) in the event of a IPO, prior to the admission of all or part of the Shares to an official listing of a stock exchange in a member state of the European Union, in the United States of America or in any regulated market declared equivalent to these markets by Royal Decree, it being understood that such vesting and exercise of the Warrants shall be conditional upon the effectiveness of such Liquidation Event, Deemed Liquidation Event or IPO_ As the case may be, the provisions in the Articles of Association regarding pre-emption, tag-along and drag along rights shall apply.

6.3	Exercise restriction

The Board of Directors may impose additional restrictions and conditions to the exercisability of the Warrants at the time the Board of Directors grants them.

6.4	Exercise modalities

In order to exercise a Warrant, at the latest on the Final Exercise Date, the Company needs to receive a written notice of exercise of the Warrants. The notification shall take place by registered mail, against receipt confirmation, or by personal delivery to the Board of Directors or the secretary of the Company at the registered office of the Company. The notice shall be signed by the Holder (or, if applicable, his/her Beneficiaries) and must explicitly state the number of Warrants being exercised and the number of Common Shares consequently being subscribed to. If the Warrants are exercised by one or more Beneficiaries, the notice of exercise needs to be accompanied by an appropriate proof of the right of this person or these persons to exercise the Warrants.

The full payment of the exercise price of the exercised Warrants needs to be paid in cash and deposited by wire transfer on a blocked account of the Company of which the bank account number is communicated by the Board of Directors. This payment shall take place within ten (10) business days after having received the aforementioned communication of the bank account number from the Board of Directors, or within ten (10) business days after the date of the notice of exercise in the event that the bank account number concerned has already previously been communicated by the Board of Directors.

6.5	Issuance of Common Shares

6.5.1	The Company will only be obliged to issue Common Shares as a result of the exercise of Warrants if such Common Shares are fully paid up and the other conditions set out in this Plan have been fulfilled.

6.5.2	Warrants exercised by any Holder will give right to Common Shares only.

6.5.3	The Common Shares will be issued as soon as reasonably possible, taking into account administrative formalities, after the end of the Exercise Period during which the concerned Warrant was validly exercised. To this effect, the Board of Directors will acknowledge before a notary public that the capital was increased in accordance with Article 591 of the Companies Code.

6.5.4	The Common Shares that are issued as a result of this exercise of Warrants shall be delivered in registered form and will be fully profit sharing as from the beginning of the financial year during which the Common Shares are issued and the following financial years.

6.5.5	After the issuance of the Common Shares, which are subscribed for through the exercise of Warrants, one or more directors of the Company will, as attorney-in-fact, register the Common Shares in the name of the subscriber in the Company’s share register.

6.6	Rights as shareholders

The Holder or, as the case may be, the Holder’s Beneficiary does not have any rights and privileges of a shareholder regarding the Common Shares, object of this Plan, until the date these Common Shares are effectively issued by the Company to the Holder or, as the case may be, the Holder’s Beneficiary, Once the Common Shares have been issued by the Company to the Holder. the latter enjoys, in his capacity as shareholder, the same rights as the other shareholders of the same series in the Company, and such Common Shares shall be subject to the provisions of the Articles of Association (including but not limited to the share transfer restrictions).

7	Provisions regarding Israeli Holders

7.1	Notwithstanding anything stipulated in the Plan, the following conditions shall take precedence over any provision of the Plan in relation to Holders who are employees, officers, directors, consultants and/or advisors (“Nosei Misra” - as such term is defined in the Israeli Companies Law) of a Group Company residing and exercising their employment, mandate or function in Israel (hereinafter the “Israeli Participant”).

7.2	Warrants granted under the Plan to an Israeli Participant may contain such terms as will allow the Warrants and the Common Shares acquired pursuant to the exercise of such Warrants to be recognized (hereinafter “Eligible Warrants”) pursuant to Section 102 of the Israel Income Tax Ordinance (New Version), as amended (the “Ordinance”) and to comply with the Ordinance and its regulations and the Income Tax Rules (Tax Benefits in Share Issuances to Employees) 5363-2003 (the “Rules”)

7.3	Eligible Warrants, Warrants and/or Common Shares, as the case may be, shall be held in escrow for the benefit of such Israeli Participant by an escrow agent approved by the Israeli Tax Authority (the “ITA”) for such purpose (the “Escrow Agent”).

7.4	Application of section 102 of the Ordinance:

7.4.1	Warrants and/or Common Shares, as the case may be, granted to Israeli Participants who are deemed to be a “Controlling Shareholder”, as such term is defined in Section 32(i) of the Ordinance, shall be subject to Section 3(i) of the Ordinance, as shall apply from time to time. The Board of Directors shall have the absolute discretion to decide whether Warrants and/or Common Shares granted pursuant to Section 3(i) of the Ordinance shall be held with the Escrow Agent.

7.4.2	The Escrow Agent and each Israeli Participant in the Plan shall comply with the Ordinance and Rules and with the escrow agreement entered into between the Company and the Escrow Agent.

7.4.3	Without derogating from the aforementioned, the Board of Directors shall have the authority to determine the specific procedures and conditions of the trusteeship with the Escrow Agent in a separate agreement between the Company and the Escrow Agent.

7.4.4	The Eligible Warrants, Warrants and/or Common Shares, as the case may be, and any underlying rights (including bonus shares and dividends ), shall be issued to and held by the Escrow Agent for the benefit of the Israeli Participant in accordance with the provisions of Section 102 of the Ordinance (under the tax route chosen by the Company) and the provisions of the Rules at least for the period required by the Ordinance and the Rules, or such other period as may be required by the ITA. All rights accruing out of and/or resulting from the Eligible Warrants, Warrants and/or Common Shares, as the case may, including, but not limited to bonus shares shall be vested with the Escrow Agent until the end of the holding period prescribed by the Ordinance and/or the Rules.

7.4.5	After the required holding period and subject to any further period included in this Plan. or the warrant agreement with the Israeli Participant, the Escrow Agent may release the Eligible Warrants, Warrants and/or Common Shares, as the case may be to the Israeli Participant only after the receipt by the Escrow Agent of an acknowledgment from the 1TA that the Israeli Participant has paid or will pay any applicable tax due pursuant to the Ordinance and Rules.

7.4.6	The validity of any order given to the Escrow Agent by the Israeli Participant shall be subject to the approval of the Company. The Company shall render its decision regarding whether to approve orders given by any Israeli Participant to the Escrow Agent within a reasonable period of time. The Company shall not be required to approve any order which is incomplete, is not in accordance with the provisions of this Plan and the relevant warrant agreement or which the Company believes should not be executed for any reasonable reason. The Company shall notify the Israeli Participant of the reason for not approving his order. Approval by the Company of any order given to the Escrow Agent by an Israeli Participant shall not constitute proof of the Company’s recognition of any right of such Escrow Agent.

7.4.7	In the event a stock dividend and/or bonus shares is declared on the Eligible Warrants, Warrants and/or Common Shares, such dividend shares shall be subject to the provisions of this Plan and the holding period for such dividend shares shall be measured from the commencement of the holding period for the Eligible Warrants, Warrants and/or Common Shares, as the case may be, from which the dividend was declared.

7.4.8	According to today’s laws, the exemption under Section 102 of the Ordinance shall be forfeited and the Israeli Participant shall be required to pay any applicable tax promptly at such time as (i) the Company or the Israeli Participant fail to comply with one or more of the conditions for the exemption as required by the Ordinance, Rules or ITA; or (ii) the ITA withdraws or cancels the exemption for the Plan or for the particular Israeli Participant. Notwithstanding the loss of an exemption, the Escrow Agent shall continue to hold the Eligible Warrants, Warrants and/or Common Shares, as the case may be (to the extent the Warrant remains exercisable following termination of employment) for the remainder of the applicable holding period under Section 102 of the Ordinance.

7.4.9	Notwithstanding the aforesaid, an Israeli Participant shall not be entitled to the issuance or exercise the Eligible Warrants, Warrants and/or Common Shares, including, but not limited to declared dividends and/or bonus shares, as the case may be, prior to the end of the holding period by the Escrow Agent, in accordance with the tax route elected by the Company.

7.5	All tax, duties and levies liabilities regarding the issue and/or exercise and/or the transfer, waiver, or expiration and/or the disposal of the Eligible Warrants, Warrants and/or Common Shares, including, but not limited to declared dividends and/or bonus shares, as the case may be, shall be borne by the Israeli Participant and in the event of death of such Israeli Participant, by his/her Beneficiaries, all in accordance with the tax route elected by the Company.

7.6	Neither the Company nor any of its Subsidiaries nor the Escrow Agent shall be required to bear the aforementioned taxes, duties and/or levies liabilities_ directly or indirectly, nor shall they be required to gross up such taxes, duties and/or levies liabilities in the Israeli Participant’s salaries or remuneration. The applicable taxes, duties and/or levies liabilities shall be deducted from the proceeds of disposal of the Eligible Warrants, Warrants and/or Common Shares or shall be paid to the Escrow Agent or to the Company, as the case may be, by the Israeli Participant. The Company is also entitled to withhold taxes, duties and/or levies liabilities in accordance with relevant law, rules and regulations.

7.7	Without derogating from the above, the Eligible Warrants, Warrants and/or Common Shares which are granted to Israeli Participants shall be subject to the provisions of Section 102 of the Ordinance, as shall apply from time to time, and the Rules promulgated thereunder. The Board of Directors shall have the absolute discretion to choose between any available tax routes to the Israeli Participant under Section 102 of the Ordinance, subject to the provisions of the Ordinance.

7.8	The Israeli Participant shall agree and undertake to indemnify the Escrow Agent and the Company and its Subsidiaries and hold each of them harmless against and from any taxes, duties and/or levies liability, including interest and/or fines of any type and/or linkage differentials in respect of such taxes, duties and/or levies liability and/or withheld tax and penalties thereon, which may be incurred as a result of the granting or exercise of an Eligible Warrant or the issuance of Common Shares pursuant to such Warrants.

7.9	The Company’s or the Escrow Agent’s obligation to deliver Common Shares upon the exercise of Warrants is subject to payment (or provision of payment satisfactory to the Board of Directors) by the Israeli Participant of all taxes, duties and/or levies liability due under any applicable law.

7.10	The ramifications of any future modification of any applicable law regarding the taxation of Eligible Warrants, Warrants and/or Common Shares granted to Israeli Participants shall apply to the Israeli Participants accordingly and such Israeli Participants shall bear the full cost thereof, unless such modified laws expressly provide otherwise. For the avoidance of doubt, should the applicability of such taxing arrangements to this Plan or to securities issued in the framework thereof be conditioned on an application by the Company or by the Escrow Agent that same shall apply, the Company shall be entitled to decide, at its absolute discretion, whether to apply such taxing arrangements and to instruct the Escrow Agent to act accordingly.

7.11	During the required holding period, the Israeli Participant shall not release from trust or sell, assign, transfer or give as collateral, the Common Shares issuable upon the exercise or (if applicable) vesting of a 102 trustee award and/or any securities issued or distributed with respect thereto, until the expiration of the required holding period. Notwithstanding the above, if any such sale, release or other action occurs during the required holding period it may result in adverse tax consequences to the Israeli Participant under Section 102 of the Ordinance and the Rules, which shall apply to and shall be borne solely by such Israeli Participant.

8	Miscellaneous

8.1	Amendments, suspension and termination of this Plan

The terms and conditions set out in this Plan may entirely or partially be amended_ modified, suspended or terminated by the shareholders’ meeting at any time, except with regard to the Exercise Period which, as stated in Clause 6,2 1 of this Plan, can be modified by the Board of Directors, The amendment. suspension or termination of this Plan may not modify or limit the rights and obligations under a granted Warrant without the consent of the concerned Holder. No warrant can be granted when this Plan is suspended or after the termination of this Plan.

8.2	National legislation

Notwithstanding any provision of the Plan, the Board of Directors may modify or extend the provisions of the Plan and the conditions of the Warrants to the extent that it considers this to be necessary or preferable to take into account, to limit the disadvantageous consequences of, or to be in compliance with foreign legislation, including, but not limited to, tax and financial legislation applicable to the Holder. to the extent that the terms and conditions of the Warrants granted to such Holder are not more advantageous than the terms and conditions of the Warrants granted to the other Holders.

8.3	Costs and taxes

The costs regarding the capital increase shall be incurred by the Company. Seal rights stock exchange taxes and other similar rights and taxes imposed as a result of the exercise of the Warrants and the delivery of new Shares are borne by the Holders. Any other possible taxes or rights due as a result of the grant of Warrants will also be borne by the Holders,

The costs regarding the issuance of the Warrants and the capital increase relating to the issuance and exercise of the Warrants are borne by the Company.

Holders (or, if applicable, his/her Beneficiaries) will have to bear any taxes (including but not limited to income taxes, capital gains taxes and stock exchange taxes) and employee or self-employed social security contributions due in connection with (a) the grant, exercise, and or transfer of the Warrants and (b) the delivery and ownership of the new Common Shares, in accordance with applicable tax and social security legislation.

The Company or a Subsidiary shall, upon granting of the Warrants pursuant to this Plan, levy any withholding tax provided for in the relevant applicable tax and/or social security laws, as provided for therein.

8.4	Employment conditions

No provision of this Plan can be construed as creating an obligation of employment (either by way of an employment agreement, an appointment as director or a services agreement) between a Group Company and a Holder or an obligation for the Board of Directors to offer Warrants. Upon termination of the employment, the Holder shall in no event be entitled to demand damages within the framework of this Plan. The foregoing also applies, but is not limited to, the application of the tax legislation.

8.5	Nullity of a provision

The nullity or unenforceability of any provision of this Plan does not in any way affect the validity or enforceability of the remaining provisions of this Plan. In this case, the invalid or unenforceable provision will be replaced by an equivalent valid and enforceable provision having a similar economic effect for the parties concerned.

8.6	Applicable law

This Plan and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Belgian law.

8.7	Competent courts

The courts of Brussels (Belgium) have exclusive jurisdiction to settle any dispute arising out of or in connection with this Plan (including a dispute relating to non-contractual obligations arising out of or in connection with this Plan).

8.8	Notices

Any notice to the Holders (and. if applicable, his/her Beneficiaries) shall be validly made to the address mentioned in the register of warrant holders.

Any notice to the Company, shall be validly made to the attention of the Board of Directors or the secretary of the Company at the address of the registered office of the Company.

Address modifications must be notified immediately by the Holders (and, if applicable, his/her Beneficiaries) to the Company in accordance with this provision.

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Adopted by the Board of Directors on 16 September 2016, subject to approval by the shareholders’ meeting.

On behalf of the Board of Directors:

Robert Taub	Jürgen Hambrecht

Common Director	A Director